Exhibit 10.1

201 St. Charles Avenue
Suite 3400
New Orleans, Louisiana 70170

April 1, 2008

Carlson Capital, L.P.
Asgard Investment Corp.
Clint D. Carlson
Double Black Diamond Offshore LDC
James R. Latimer, III
Bryant H. Patton
Steven J. Pully
c/o Carlson Capital, L.P.
2100 McKinney Avenue
Suite 1600
Dallas, Texas  75201
Attention:  Steven J. Pully

Ladies and Gentlemen:

This letter memorializes your and our mutual understanding and agreements regarding the nomination by Energy Partners, Ltd., a Delaware corporation (the “Company”), of James R. Latimer, III (“Mr. Latimer”), Bryant H. Patton (“Mr. Patton”) and Steven J. Pully (“Mr. Pully”, and together with Mr. Latimer and Mr. Patton, the “Nominees”) for election as directors of the Company’s Board of Directors (the “Board”) at the Company’s 2008 Annual Meeting of Stockholders (“2008 Annual Meeting”).

The parties hereto agree as follows:

Section 1.1	Company Agreements.

(a) The Company agrees to include the Nominees on the Board’s proposed slate of eleven director nominees for election at the 2008 Annual Meeting (the “2008 Board Slate”).  Prior to the 2008 Annual Meeting, (i) the Board shall appoint the Nominees immediately after the execution of this letter agreement, as members of the Board; (ii) the Board shall recommend (and shall not change such recommendation in a manner adverse to the Nominees unless required to do so by the Board’s fiduciary duties) that the Company’s stockholders vote in favor of the 2008 Board Slate (including the Nominees) and (iii) the Company shall solicit proxies for the election of the 2008 Board Slate of nominees (including the Nominees) at the 2008 Annual Meeting.  Assuming that each of the Nominees is elected, the Board shall appoint the Nominees to such committees as it deems appropriate and such appointments shall be consistent in number with the committee appointments that have been made with regard to the current members of the Board.

(b) The Company agrees that each Nominee, if elected, shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the outside directors on the Board and (ii) the same compensation for his service as a director as the compensation received by other outside directors on the Board.

(c) The Company agrees that, subject to Section 1.3(b), until the Notice Date (as defined below), Mr. Pully may be replaced by another designee of Carlson Capital, L.P. and its affiliates who is reasonably acceptable to the Board of Directors in the event that such Nominee dies or is unable to perform his duties as a director.  The Company also agrees that, in the event the Board changes its recommendation with respect to any of the Nominees as a result of the exercise of its fiduciary duties, such Nominee may be replaced by another designee of Carlson Capital, L.P. and its affiliates who is reasonably acceptable to the Board of Directors (such individual being a “Replacement Nominee”).  Under such circumstances, the Board shall take whatever actions are necessary to ensure that said Replacement Nominee is elected at the 2008 annual meeting of shareholders, including but not limited to the recirculation of the Company’s proxy statement to include such Replacement Nominee as a Company nominee, delaying the date of the 2008 annual meeting of shareholders to accommodate the selection and nomination of such Replacement Nominee and supporting such Replacement Nominee’s election in any such re-circulated proxy statement.

(d) The Company agrees that it will not, prior to the date that is 10 calendar days prior to the expiration of the notice period contained in Section 2.10 of the Company’s amended and restated bylaws regarding any Stockholder Matters (as defined below) to be brought before the 2009 annual meeting of stockholders (the “Notice Date”), (i) increase the size of the Board to more than eleven directors; or (ii) amend its By-laws regarding the nomination of directors at the 2009 annual meeting of stockholders.

Section 1.2	Holders’ Agreements.

(a) The Holders (as defined below) have represented to the Company that Carlson Capital, L.P., a Delaware limited partnership (“Carlson Capital”), Asgard Investment Corp., a Delaware corporation (“Asgard”), Clint D. Carlson, an individual (“Mr. Carlson”), Double Black Diamond Offshore LDC, a Cayman Islands company (“Offshore”, and together with Carlson Capital, Asgard and Mr. Carlson, the “Holders”) together hold, as of the date hereof, sole voting power with respect to at least 2,994,968 shares (the “Voting Shares”) of Company common stock, and the Company has relied upon this representation.

(b) The Holders agree (i) to retain sole voting rights to all of the Voting Shares through the 2008 Annual Meeting, (ii) to cause all Voting Shares to be present at the 2008 Annual Meeting for purposes of establishing a quorum and (iii) to cause all shares of Company common stock owned by them, including the Voting Shares, to be voted at the 2008 Annual Meeting (x) for all of the 2008 Board Slate and (y) as the Holders determine is appropriate on all other proposals.

(c) During the period commencing with the execution of this Agreement and ending on the earlier to occur of (x) the date that is ten (10) calendar days prior to the Notice Date (provided, however, that if the Company’s Board takes any action to amend the Company’s amended and restated bylaws in such a manner as to increase the time period prior to the 2009 annual meeting of stockholders by which a holder of the Company’s Common Stock must provide timely notice to the Company of (i) its nomination of a person or persons to the Board at a meeting of the Company’s stockholders, (ii) or of its proposal to bring business before a meeting of the Company’s stockholders (clause (i) and (ii) together, the “Stockholder Matters”), then the Standstill Period (as defined herein) shall expire ten (10) days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters), and (y) a material breach by the Company of its obligations under this letter agreement (the “Standstill Period”), neither Carlson Capital nor any of its Affiliates (as defined below) nor the Nominees shall, directly or indirectly, other than as expressly provided by this letter agreement and other than in a manner consistent with the recommendations of the Board to the Company’s stockholders, (i) solicit proxies or consents for the voting of any voting or other securities of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or become a “participant” in any “election contest” involving the Company or the Company’s securities (all terms used herein and defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) having the meanings assigned to them therein), (ii) seek to advise or influence any person with respect to the voting of any securities of the Company, (iii) initiate, propose or otherwise “solicit” the Company stockholders for the approval of shareholder proposals, (iv) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (v) otherwise engage in any course of conduct, other than in the Nominees’ capacity as directors of the Company with the Board and Company management, with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote or challenging the policies of the Company; provided, however, that the foregoing sections (i) through (v) shall not prohibit the Holders from (x) making public statements (including statements contemplated by Rule 14a-1(l)(2)(iv) under the Exchange Act), or (y) engaging in discussions with other stockholders (so long as the Holders do not seek directly or indirectly, either on their own or another’s behalf, the power to act as proxy for a security holder and do not furnish or otherwise request, or act on behalf of a person who furnishes or requests, a form of revocation, abstention, consent or authorization), in each case with respect to any matter being presented to the Company’s stockholders for their vote; provided further, however, that notwithstanding anything to the contrary contained herein, this letter agreement shall not prohibit the Holders from making statements of any kind in the event such statement is made in response to any negative or disparaging statements made by the Company with respect to the Holders or the Nominees; or (vi) request this letter agreement be amended or otherwise changed.  “Affiliate” means, with respect to Carlson Capital, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Carlson Capital, including without limitation the Holders, and any employees, officers and partners of Carlson Capital.

(d) Carlson Capital shall promptly notify the Company of any sale, transfer or other disposition of securities of the Company that causes the aggregate economic or voting ownership of the Holders to be less than five percent (5%) of the number of shares of Common Stock outstanding as of the date hereof.

Section 1.3	Nominee Agreements.

(a) Each Nominee agrees to provide to the Company, without unreasonable delay, true and complete information regarding such Nominee required by law to be included in the Company’s proxy materials relating to the 2008 Annual Meeting.

(b) Mr. Pully hereby irrevocably resigns as a director of the Company, effective immediately upon adoption of a resolution of the Board (adopted by a majority of the directors who are not Nominees), which resolution is adopted on or following the first date on which the Holders’ aggregate economic or voting ownership of the Company’s Common Stock is reduced to less than five percent (5%) of the number of shares of Common Stock outstanding as of the date hereof.  The parties hereto agree and acknowledge that no additional agreement, notice or action on the part of Mr. Pully shall be necessary for the validity and effectiveness of such resignations.

Section 1.4	General.

(a) Each of the parties hereto represents and warrants to the other parties that this letter agreement has been duly and validly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms.

(b) Promptly following the execution of this letter agreement, the Company and the Holders shall jointly issue the press release attached hereto as Exhibit A.

(c) The Company shall reimburse the Holders, or their designee(s), for all reasonable costs and expenses incurred in connection with this letter agreement or the potential nomination of directors by the Holders in connection with the 2008 Annual Meeting (including all reasonable legal fees and disbursements in connection therewith).

(d) This letter agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors.  No party may assign any of its rights or obligations under this letter agreement to any other person.  This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.  This letter agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the addresses which may be designated in writing.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this agreement and the consummation of the transactions contemplated hereby.

(e) If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(f) This letter agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to the respective address set forth on the first page hereof shall be effective service of process for any action, proceeding or investigation brought against it in any such court.

(g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

[Signature pages follow]

If the foregoing represents our mutual understanding and agreements please execute this letter agreement below and it shall become effective as of the day and year first written above.

ENERGY PARTNERS, LTD.
By: /s/ Richard A. Bachmann Name: Richard A. Bachmann Title: Chairman and Chief Executive Officer

DOUBLE BLACK DIAMOND OFFSHORE LDC By: Carlson Capital, L.P., its investment manager By: Asgard Investment Corp., its general partner By: /s/ Clint D. Carlson Name: Clint D. Carlson Title: President
For purposes of paragraph 3 hereof only:

/s/ James R. Latimer, III
James R. Latimer, III

For purposes of paragraph 3 hereof only:

/s/ Bryant H. Patton
Bryant H. Patton

For purposes of paragraph 3 hereof only:

/s/ Steven J. Pully
Steven J. Pully

CARLSON CAPITAL, L.P. By: Asgard Investment Corp., its general partner By: /s/ Clint D. Carlson Name: Clint D. Carlson Title: President	/s/ Clint D. Carlson Clint D. Carlson
ASGARD INVESTMENT CORP. By: /s/ Clint D. Carlson Name: Clint D. Carlson Title: President

[LETTER AGREEMENT SIGNATURE PAGE]

EXHIBIT A

Energy Partners Appoints Three New Directors and
Announces Slate for 2008 Annual Meeting

New Orleans, Louisiana, April 1, 2008…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced that it has entered into an agreement with Carlson Capital, L.P., pursuant to which three new directors – James R. Latimer III, Bryant H. Patton, and Steven J. Pully – have been appointed to the Board, effective immediately. These new directors were recommended by Carlson Capital, which together with its affiliates owns approximately 9.4% of the Company’s outstanding shares.

Additionally the EPL Board nominated to stand for re-election at the Company’s 2008 Annual Meeting of Stockholders on May 29, 2008 a slate of 11 members of the Board, including the three new members and Richard A. Bachmann, John C. Bumgarner, Jr., Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, and William R. Herrin, Jr.  Carlson Capital and its affiliates have agreed to vote their shares in favor of all of the Company’s nominees at the Annual Meeting.

Richard A. Bachmann, EPL’s Chairman and CEO, commented, “Adding three more highly-qualified and experienced Board members is consistent with our commitment both to good corporate governance and to building shareholder value.  With its substantial investment in Energy Partners, Carlson Capital has demonstrated confidence in the Company and its prospects for future success. We look forward to working closely with the new directors as we implement our strategic plan, and are grateful for the service and many contributions to EPL of our three directors who are not standing for re-election. One of those directors, John Phillips, will be named a director emeritus upon the completion of his current term.”

Clint D. Carlson, President of Carlson Capital, said, “We are pleased to be working constructively with EPL. We are confident that the new directors will represent the interests of all EPL shareholders and we look forward to working with EPL’s  Board and management to increase shareholder value.”

James R. Latimer, III
Mr. Latimer is head of The Latimer Companies, a private oil and gas exploration and development company.  He is also a founder and partner of Blackhill Partners/Blackhill Advisors, a financial advisory and merchant banking firm, primarily in energy and technology industries. Mr. Latimer currently serves as a director of Enron Creditors Recovery Corporation (formerly Enron Corp.) and NGP Capital Resources Company, and is formerly a director of Magnum Hunter Resources, Inc., Prize Energy Corp., and Falcon Drilling, Inc. Mr. Latimer’s prior business experience includes work as a management consultant with McKinsey & Company and serving as co-head of the Dallas regional office of Prudential Capital.

Bryant H. Patton
Mr. Patton is the President of BRYCAP Investments, Inc., a merchant banking firm specializing in energy related companies that he founded in 1989.  In 2000, he also co-founded Camden Resources, Inc., a private oil and gas exploration and production company, and served as executive vice president until the company was acquired at the end of 2007.  Prior to founding Camden Resources, Inc. and BRYCAP Investments, Inc., Mr. Patton served as senior vice president of Associated Energy Managers, an investment fund manager of institutional investments in independent oil and gas companies. Mr. Patton also is a director of Abraxas Energy Partners, L.P. and has served as a director of a number of private oil and gas companies. Mr. Patton has almost thirty years of experience in the energy industry, having started his career in the energy industry in 1977 with his family oil and gas company, TTE, Inc.

Steven J. Pully
Mr. Pully is a consultant in the asset management industry and acts as a consultant to Carlson Capital, L.P.  From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as President from January 2003 through October 2007.   He served as Chief Executive Officer of New Century Equity Holdings Corp. from June 2004 through October 2007 and is a director of that company.  Mr. Pully is also a director of Peerless Systems Corp.  Prior to joining Newcastle Capital Management, he served as a managing director in the investment banking department of Banc of America Securities, Inc. and was a senior managing director in the investment banking department of Bear Stearns & Co. Inc. Mr. Pully’s primary focus as an investment banker was on the energy sector.  Mr. Pully is licensed as an attorney and CPA in the state of Texas and is also a CFA charterholder.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

About Carlson Capital

Founded in 1993, Carlson Capital serves as the investment advisor of the Black Diamond group of hedge funds.  It employs a multi-strategy, non-directional approach in the global equity and debt markets.  Based in Dallas, Carlson Capital has over ninety employees and offices in New York, London, and Greenwich, Connecticut.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including its Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contact:
For Energy Partners, Ltd.
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

For Carlson Capital, L.P.
Perry Street Communications
Jon Morgan, 212-741-0014

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